Exhibit 99.1

AXIM® Biotechnologies Issues Update Letter to Shareholders

SAN DIEGO, May 13, 2020 — AXIM® Biotechnologies, Inc. (OTCQB: AXIM) (“AXIM® Biotech,” “AXIM” or “the Company”), an international healthcare solutions company targeting oncological and cannabinoid research, announced today that it has issued a letter to its shareholders providing commentary on the Company’s recent announcements and upcoming plans.

Highlights of the letter include:

•Steps to clean up the Company’s balance sheet, including retiring $2.61 million in debt, the repurchase of 100% of the outstanding shares of Series B Preferred Stock held by the previous management team and the repurchase and assignment back to treasury of 18,570,356 shares of the Company's common stock.

•AXIM amended a prior $4,000,000 Convertible Promissory Note that extends the maturity date to November 1, 2026, reschedules the first interest payment until November 2021 and adjusted the conversion prices.

•Guidance on AXIM’s recent acquisition of Sapphire Biotech, a research and development company that aims to improve global cancer care through the development of novel diagnostics for early cancer detection, response to treatment, recurrence monitoring, and companion therapeutics for inhibiting cancer growth and metastasis.

•AXIM’s scientific advancements since acquiring Sapphire Biotech, including the development of a super cannabidiol (CBD) molecule that is 338 times more water-soluble and also more potent than naturally occurring CBD and a patent application for a diagnostic tool for the detection of cancer in blood serum and urine.

•AXIM’s strategic change in leadership, which provides the Company with additional funds to continue steadfastly with research and expansion. This includes a new fully-equipped 2,000-square-foot laboratory located in San Diego, California.

•The Shareholder Letter details some of the Company’s anticipated key milestone achievements for 2020.

The Shareholder Letter may be read in its entirety as an attachment hereto.

The Company’s Chief Executive Officer, John W. Huemoeller II, commented: “We have already had a busy year in 2020 with our newly-developed super CBD molecule, diagnostic tool and therapeutic patent applications, over $700,000 worth of grant applications, a new laboratory in the biotech hub of San Diego, California and more. We hope that our shareholders share our excitement on this upcoming year’s activities and want them to know that we are dedicated to providing our shareholders with full transparency on all of our operations and financial results while executing many of these new projects.”

To read the Letter to Shareholders in full, please visit: https://aximbiotech.com/investors/.

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About AXIM® Biotechnologies

Founded in 2014, AXIM® Biotechnologies, Inc. (AXIM) is a vertically integrated oncology company developing diagnostic tests for the early detection of cancer, proprietary small molecules drugs not only to treat cancer but also to block metastasis and developing novel antibodies for therapeutic and diagnostic uses. AXIM is also developing new cannabinoid molecules for oncological therapeutics.

Currently, Sapphire Biotech, Inc.’s diagnostic tool is being used to study the company's enzyme biomarker to detect pancreatic cancer earlier than circulating tumor cells. Learn more here. For more information, please visit www.AXIMBiotech.com.

Public Relations Contact:

Andrew Hard

Chief Executive Officer

CMW Media

P. 858-264-6600

andrew.hard@cmwmedia.com

www.cmwmedia.com

Corporate Contact Info:

North American Address:

45 Rockefeller Plaza, 20th Fl.

New York, NY 10111, USA

P. 844 294 6246

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of AXIM Biotechnologies, Inc. to be materially different from the statements made herein.

LEGAL DISCLOSURE

AXIM® Biotechnologies does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA).

Shareholder Letter

Dear Shareholders:

I would like to take this opportunity to provide an update to our valued shareholders on some of the recent changes at AXIM, our exciting milestones since my appointment as CEO, and give further insight into our plans for 2020 and beyond.

The steps we have taken in 2019 and in early 2020 have purposefully positioned the company in a new and exciting way that we hope will enable our sustained success. We hope to create new opportunities for our research to change the way the world diagnoses and treats some of the worst indications, including those in oncology. The most important and exciting step of many was the acquisition of oncology research and development company, Sapphire Biotech.

As AXIM’s focus, vision and strategies shift, so too does our leadership team. We have taken significant steps to clean our balance sheet, as to better position ourselves financially for the future.

•As a result of our shift in leadership, I am proud to announce that AXIM has retired $2.61 million in debt.

•The company has repurchased and returned to Treasury 100% of the outstanding Series B Preferred Stock held by the previous management team, and the directors appointed by the Series B Preferred have resigned.

•Through this agreement, the previous management team also agreed to forfeit and assign back to Treasury a total of 18,570,356 shares of the Company's common stock.

•Additionally, the company amended a previously issued $4 million Convertible Promissory Note payable that extends the maturity date to November 1, 2026 and rescheduled the interest payments with the first payment not due until November 1, 2021 and adjusted the conversion price.

The scientific success Sapphire Biotech has achieved in such a short time, with limited financial resources, attracted us to the company as its efficient business strategy and scientific discoveries align with AXIM’s long-term goals. Sapphire Biotech has built tactical relationships that coincide with its oncology focus, including world-renowned academic and medical organizations. We will be sharing updates on those relationships as soon as we can.

While Sapphire Biotech was founded to focus on the research and development of rapid response diagnostic tools that would revolutionize cancer diagnosis, in just a few months the company expanded its research into novel molecule discovery and therapeutic treatment research. The scientific team identified biomarkers in their diagnostic research that we believe could have potential therapeutic benefits in fighting metastasis in cancer cells. As a private company, they forged forward with studying this discovery, including bonding and manipulating it, with the goal of ultimately increasing the efficacy of these potential therapeutic compounds in treating cancerous cells.

In our discussions with Sapphire Biotech’s team, we identified how we could combine AXIM’s research in cannabinoid-based therapeutics with its ability to create new chemical compounds because research conducted by other organizations in mice has shown therapeutic potential in treating certain cancers with cannabinoids. With Sapphire Biotech’s expertise, we felt the synergies of the combined companies were clear.

In just a short time, we have developed what we are calling a “super cannabidiol (CBD) molecule” that we believe will be 338 times more water-soluble and also more potent than naturally-occurring CBD. Our recently-filed patent covers this invention with additional cannabinoid research currently being conducted by our team.

Additionally, the Sapphire Biotech team is leading the Company’s therapeutic and diagnostic tool research. In early 2020, we filed a utility patent application relating to a novel biomarker for the detection of cancer in blood serum and urine. We believe it holds the power to change oncology testing altogether.

To accommodate this research and rapidly expanding team, and as a part of our recent pivot into the oncological space through the Sapphire Biotech acquisition, we are looking to move into a state-of-the-art laboratory located in the biotech ecosystem of San Diego, Calif. Our new facility would be fully equipped with the necessary research equipment to do most of our pre-clinical and diagnostic research in-house, creating large investment savings versus outsourcing this research to another organization and, due to its ideal location, has nearby access to rapid analytical services.

As the world has slowed due to the recent outbreak of COVID-19, our research has not. We have ambitious yet strategic research milestones ahead of us in 2020 that I would like to highlight. We have three focus areas of our scientific research: diagnostic tools, therapeutics, and our founding research on the potential therapeutic benefits of cannabinoids.

Anticipated Milestones for 2020

Sapphire Biotech has been investigating the enzyme Quiescin Sulfhydryl Oxidase 1 (QSOX1), a master regulator of extracellular matrix remodeling, and its overexpression by tumor cells. Overexpression of QSOX1 has been unambiguously linked to promoting tumor invasion and metastasis.

Earlier this year, Sapphire Biotech signed an agreement with Skysong Innovations, LLC (“SI”) to exclusively license rights to pharmaceutical compositions and methods for the treatment of cancer. SI, the intellectual property management company for Arizona State University (“ASU”), licensed the Patents, Technical Information and Materials (“Technology”) to Sapphire on behalf of ASU and Mayo Clinic.

The Technology was developed in the laboratory of Sapphire Biotech co-founder, Douglas Lake, Ph.D, Associate Professor at Arizona State University with an adjunct appointment at Mayo Clinic. After extensive testing, Dr. Lake discovered that QSOX1 promotes cancer invasion by remodeling the extracellular matrix (ECM) that serves as an adhesive surface to tumor cells.

Dr. Lake also discovered that a small molecule called SBI-183 inhibited the enzymatic activity of QSOX1 and as a result suppressed tumor cell invasion in vitro and metastasis of breast tumor cells in vivo. Through its medicinal chemistry efforts Sapphire Biotech scientists have synthesized multiple structural analogs of SBI-183 and unveiled SPX-1009 as our lead compound that demonstrated ten-fold improvement in suppressing invasion and metastasis in several cancer models.

We believe that our therapeutic drug development strategy targeting the metastatic spread is a unique, novel and pioneering approach to saving lives. Our near-term objective is to demonstrate the ability of our lead anti-QSOX1 drug candidates to suppress tumor growth and metastasis and to advance them into pre-clinical studies.

Additionally, we believe that QSOX1 has a significant potential to be developed into an important biomarker for liquid biopsy cancer tests. We anticipate that ongoing diagnostic product development in 2020 will result in a commercial prototype in early 2021 of a universal companion diagnostic to measure the efficacy of any ongoing cancer treatments based on measuring QSOX1 levels. Ultimately, we aim to develop a blood test that makes possible the early detection of cancer.

The company’s anticipated key milestone achievements for 2020 include:

Diagnostic Product Development

•Immunohistochemistry (IHC) Diagnostic Test: The current ongoing development of an IHC test using existing proprietary anti-QSOX1 polyclonal antibodies and novel monoclonal antibodies. The company will test the top proprietary antibodies on different tumor types, utilizing commercial tissue arrays for rapid screening and discovery, and subsequently, collaborate with pathology labs for evaluation by practicing oncologists.

•Universal Companion Diagnostic Test: We have developed proprietary assays to detect QSOX1 levels in patients undergoing cancer treatment. Sapphire Biotech has already tested over 200 bladder cancer samples seeking to establish a correlation of QSOX1 levels with tumor progression/regression. In addition, our test is currently the subject of an ongoing clinical trial relating to pancreatic cancer samples. Ongoing testing in vitro and in vivo will continue throughout 2020. We have signed an agreement with Translational Drug Development, LLC (TD2) to conduct retrospective mouse studies to measure QSOX1 levels in tissue as well as blood as tumors continue to progress. Animal studies look to commence May, 2020, with an expected duration of 8-12 weeks.

•Universal Cancer Biomarker. We continue research and development relating to QSOX1 with the objective of studying QSOX1 levels in the blood at various stages of cancer. QSOX1 overexpression in tissues of cancer patients has been documented in various studies, but additional work is required with the blood of cancer patients to make the correlation between QSOX1 levels with various cancer stages. The ultimate goal is to validate QSOX1 as a blood biomarker for cancer. Breast, lung and pancreatic cancer-focused validation studies are planned for 2020.

Therapeutic Product Development

•Pre-Clinical Animal Studies/Stage 1: SPX-1009 Safety & Efficacy - Sapphire Biotech has signed an agreement to determine the effectiveness of its lead drug candidate SPX-1009 to block the spread of metastasis. The animal studies will be conducted in a mouse model of triple-negative breast cancer using human tumor xenografts. The study will entail the injection of human tumor cells into the mice to grow as a primary tumor that will also metastasize to the lungs. Mice will be administered SPX-1009 and SBI-183 to measure tumor growth/metastasis as compared with control mice. Concurrently, a pharmacokinetics (pK) study will be conducted with SPX-1009 to evaluate its absorption, distribution, metabolism and excretion profile early in development. Animal studies are scheduled to begin in May, 2020, with an expected duration of 5-6 weeks.

•Pre-Clinical Animal Studies/ Stage 2: SPX-1009 Efficacy in Combination Therapy - We plan to conduct Stage 2 Animal Studies with SPX-1009 at the TD2 facility. The study will test the concept of combination therapy of SPX-1009 with several cytotoxic drugs. The purpose is to assess tumor cell survival and invasion in the presence of several cytotoxic drugs and immune checkpoint inhibitor antibodies in combination with SPX-1009 in 2 breast cancer and 2 pancreatic cancer cell lines. The determination will be made regarding the synergy or additive effects occurring during the administration of SPX-1009 and several cytotoxic drugs. These studies are estimated to begin in the third quarter of 2020.

•Clinical Human Studies: Upon successful completion of Pre-Clinical Animal Studies Stages 1 & 2, we anticipate identifying an Institutional Review Board to review and approve its protocol to conduct research and testing with humans and/or human tissues. This step is estimated to be done in the first quarter of 2021.

Cannabinoid Milestones

Although AXIM is transitioning its focus from a cannabinoid biotech to a cancer biotech company, there is still a crossover and a large potential market opportunity. That is because cannabinoids are shown to exert various palliative effects in cancer patients and in laboratory animals, cannabinoids are proving to inhibit the growth of different types of tumor cells. Additionally, drug cocktails are a promising strategy for diseases such as cancer, because cocktails can be more effective than individual drugs and can overcome problems with drug resistance. A recent study showed that mice treated with both CBD oil and chemotherapy survived almost 3 times longer than chemotherapy alone. Other research demonstrated the efficacy of CBD in pre-clinical models of metastatic breast cancer. The study found that CBD significantly reduced breast cancer cell proliferation and invasion.

However, there is a huge problem -- cannabinoids are not water-soluble. Cannabinoids are lipophilic molecules (i.e., oil-based compounds that are not soluble in water). This means that when you place extracted hemp oils into water, they float. Cannabinoids in their natural lipophilic state do not mix with water and will not dissolve in the water. This has always been the problem for oil-based compounds, because the human body is 60 percent water. So, humans have difficulty dissolving and, more importantly, absorbing these molecules. It is estimated that the bioavailability of CBD is as low as five to 10 percent going through the stomach into the bloodstream.

AXIM’s New Solution

We have been working for the last several months in the laboratory to develop water-soluble polyfunctional cannabinoids. We recently perfected our reaction process and have filed for a new patent. It shows that our CBD molecule is about 338 times more water-soluble than CBD. To put it into perspective, if one dissolves one gram of CBD in water-octanol mixture, only 3.9 micrograms of it will end up in water. However, our new polyfunctional CBD allows 1,318 micrograms to dissolve into water for every gram.

Anticipated Milestones for 2020 Cannabinoid Development

We plan to continue developing next generation multifunctional cannabinoid constructs that may produce more potent response than individual cannabinoid molecules with the added benefits of being more water-soluble and bioavailable. The newly generated compounds will then be tested in several cell-based assays alongside with corresponding individual cannabinoids and mixtures thereof.

•Cancer proliferation assay and Cancer cell migration assay tests are planned using human breast cancer cell lines, MDA-MB-231 and MCF-7.

•Pre-Clinical Animal Studies: Polyfunctional Cannabinoids Efficacy in Combination Therapy- We plan to conduct Animal Studies with our polyfunctional cannabinoids together with several cytotoxic drugs. The purpose is to assess tumor cell survival and invasion in the presence of several cytotoxic drugs and immune checkpoint inhibitor antibodies in combination with our polyfunctional cannabinoids in two breast cancer and two pancreatic cancer cell lines. This study is expected to begin in the third quarter of 2020.

As we push forward steadfastly with our research, the Company continues to apply for research grants as a part of our fiscal responsibility and funding strategy.

In an effort to further illustrate our new positioning and expanded research, I am pleased to announce the launch of our new website, that includes a robust framework of our research, background on the significance of our innovation, updates on the research we have completed to date and the next milestones we hope to accomplish in furthering our mission of changing the way we diagnose and treat individuals with cancer, among other indications.

We hope that our investors share in the excitement of these fiscally responsible changes and shifts in focuses, and more importantly, the discoveries the research team has already made in just a few short months and where we are headed in our clinical research. We are better positioned for success than ever with Sapphire Biotech as a part of the AXIM portfolio, forming an industry-leading biopharmaceutical company specializing in clinical research of oncological treatments and diagnostics as well as cannabinoid-based therapeutics.

Thank you for being a part of our journey and for your continued support.

Sincerely Yours,

John W. Huemoeller II

Chief Executive Officer

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.